Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Lightstone Value Plus Real Estate Investment Trust, Inc. on Form S-3D (File No. 333-227864) of our report dated March 19, 2021, on our audits of the consolidated financial statements as of December 31, 2020 and 2019 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 19, 2021.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, NY

March 19, 2021